Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 21st day of January, 2009, to be effective as of January 1, 2009, between ASSET ACCEPTANCE, LLC, a Delaware limited liability company (the “Company”), a wholly owned subsidiary of Asset Acceptance Capital Corp., a Delaware corporation (“AACC”), and RION B. NEEDS (the “Executive”).

Recitals

A. Prior to the date hereof, the parties hereto entered into that certain Employment Agreement, dated July 20, 2007, as amended by Amendment No. 1 thereto, dated October 18, 2007, and Amendment No. 2, dated December 29, 2008 (collectively, the “Initial Employment Agreement”).

B. On July 30, 2008, the Board of Directors of AACC (the “Board of Directors”) appointed the Executive as the President and Chief Executive Officer of AACC effective January 1, 2009, in line with the succession plan approved by the Board of Directors.

C. The parties hereto desire to amend and restate the Initial Employment Agreement in its entirety in the manner set forth below.

Agreement

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree to amend and restate the Initial Employment Agreement in its entirety, effective as of January 1, 2009, as follows:

1. EMPLOYMENT PERIOD. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth in this Agreement, for the period commencing as of January 1, 2009 and ending at midnight on December 31, 2011 (the “Initial Term”). The term of employment shall be automatically extended for an additional one (1) year period (the “Extended Term”) on December 31, 2011 and on each subsequent anniversary thereafter unless at least two (2) years before December 31, 2011 or each such subsequent anniversary date, as the case may be, either party gives the other party notice in writing of his or its intent not to extend this Agreement, in which case the term of this Agreement shall end as of the end of the Initial Term or such Extended Term, as the case may be, unless sooner terminated in accordance with Section 6 hereof, provided that the period of the Executive’s employment under this Agreement pursuant to any such Extended Term cannot be extended beyond midnight on December 31, 2018. Subject to the provisions set forth below regarding Severance Benefits (as defined below), the Executive serves at the pleasure of the Board of Directors of AACC and may be terminated at any time, at will, with or without Cause (as defined below). The period of the Initial Term and all such Extended Terms, subject to earlier termination under Section 6 hereof, are collectively referred to herein as the “Employment Period”.

2. POSITION AND DUTIES. Subject to the terms and conditions contained herein, the Executive shall serve as President and Chief Executive Officer of the Company and AACC and, in such capacities, shall provide such services and perform such functions, consistent with the nature of such positions, as shall be determined from time to time by, or pursuant to authority of, the Board of Directors and such other reasonable duties as are from time to time agreed to between the Board of Directors and the Executive. The Executive shall report directly to the Board of Directors and shall observe all directives, rules, policies, regulations, customs and practices now or hereafter established by AACC and the Company for the conduct of their business to the extent the foregoing are not materially inconsistent with the terms of this Agreement. The Executive understands and agrees that he may be required to undertake normal business travel from time to time. Notwithstanding anything to the contrary in this Agreement, if the Board of Directors, in its discretion, appoints the Executive as the Chairman of AACC or the Company during the Employment Period, the Executive will serve in such position at the pleasure of the Board of Directors and may be terminated from such position at any time, at will, with or without Cause and without any obligation on the part of AACC or the Company to make any payments or other obligations under this Agreement.

3. COMPENSATION; BENEFITS.

(a) Regular Base Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive an annual salary (the “Regular Base Salary”) of $500,000 (less deductions required by law) payable in arrears in accordance with the Company’s payroll policy as the same may be modified by the Company from time to time. So long as this Agreement is in effect, the Regular Base Salary shall be subject to annual review, but shall not be reduced below $500,000.

(b) Bonus. The Executive shall be entitled to participate in such cash bonus plans and with such terms and conditions as may be determined by the Board of Directors from time to time (the “Bonus”), in each case with a target Bonus to be set at 80% of the Regular Base Salary payable and in each case payable within two and one-half months following the end of each fiscal year as to which the Bonus relates (or such later time as is allowed in accordance with Treasury Regulation 1.409A-3(d)). Unless otherwise expressly approved by the Board of Directors, upon termination of employment, all rights to receive any Bonus for any period shall also terminate; provided that:

(i) If the Executive’s employment is terminated during a fiscal year under the circumstances contemplated by Section 6(c) and the Executive would have otherwise been entitled to a Bonus with respect to the attainment of any broad-based objectives tied to the performance of AACC or the Company (ignoring whether the Executive attained any personal objectives not related to broad-based objectives tied to the performance of AACC or the Company), the Executive shall be entitled to receive the pro rata portion (based upon the number of days in such fiscal year that the Executive was employed by the Company) of the Bonus, if any, that would have been paid to the Executive pursuant to this Section 3(b) at the time such Bonus would have been paid had the Executive’s employment not been terminated under the circumstances contemplated by Section 6(c), with the amount of the Bonus subject to such pro rata portion to be calculated solely with respect to the broad-based objectives tied to the performance of AACC or the Company (i.e., regardless of whether such personal objectives were attained)

(the “Earned Bonus”). (For example, if the Executive’s employment is terminated under the circumstances contemplated by Section 6(c), if the target Bonus was $400,000 (with 50% related to the attainment of personal objectives and 50% related to the attainment of broad-based objectives tied to the performance of AACC or the Company), and if the broad-based objectives tied to the performance of AACC or the Company were attained at the target level, then the Earned Bonus would be equal to the pro rata portion (based upon the number of days in such fiscal year that the Executive was employed by the Company) of $400,000.)

(ii) If the Executive’s employment is terminated pursuant to Section 6(d) within one (1) year of the effective date of a Change in Control (as defined below in Section 8(b)(ii)), the Executive shall be entitled to receive the amount described in Section 8(b)(ii).

(c) Benefits. During the Employment Period, the Executive shall be entitled to receive such other employee benefits, including, without limitation, participation in such group health, life, and disability plans provided by the Company, as are afforded from time to time hereafter to the other Senior Executives (as defined below) of the Company. The Executive acknowledges and agrees that (i) the Company does not guarantee the adoption or continuation of any particular employee benefit plan or program or other fringe benefit during his employment, (ii) participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto, (iii) participation by the Executive in any such plan or program may be limited from time to time by tax or other regulations applicable to AACC and the Company, and (iv) subject to the provisions in Section 3(b) and 3(e), the grant of any Bonus or other equity award shall be at the discretion of the Board of Directors and, as a result, may or may not be equal to those of other Senior Executives based upon such factors as base salary, prior grants, etc.

As used herein, “Senior Executive” means any officer of AACC who files Forms 3, 4 and/or 5 under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d) Vacation. During the Employment Period, the Executive shall be entitled to twenty-four (24) days paid time off (PTO) during each full calendar year to be scheduled at the mutual convenience of the Executive and AACC and otherwise in accordance with the policies of the Company. Any PTO not taken during a calendar year shall be forfeited.

(e) Equity Awards. The Company shall take such actions as are necessary for AACC to grant equity awards during the period of 2009, 2010, 2011 and 2012 pursuant to the terms of AACC’s 2004 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), subject to the terms and conditions set forth in Schedule 1 attached hereto and subject to AACC and the Executive entering into appropriate stock option and restricted stock agreements in accordance with the Stock Incentive Plan.

4. EXCLUSIVITY. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full attention and time during normal business hours to the business and affairs of

AACC and the Company, shall perform his services primarily at AACC’s headquarters, wherever the Board of Directors may from time to time designate them to be, and at all times use his best efforts to carry out such responsibilities faithfully and efficiently and to advance the business of AACC and the Company. During the Employment Period, the Executive will not be engaged in any other business activity which, in the reasonable judgment of the Board of Directors or its designee, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. It shall not be considered a violation of the foregoing for the Executive to (i) serve on not more than two (2) for profit, private, civic or charitable boards, provided that, in addition to the Executive’s service on the Board of Directors of AACC, the Executive shall not be permitted to serve on more than one (1) other board of directors of a company with securities registered under the Exchange Act, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities in clauses (i), (ii) or (iii) do not compete with and are not provided to or for any entity that competes with or intends to compete with AACC or the Company or any of their subsidiaries and affiliates and do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

5. REIMBURSEMENT FOR EXPENSES. Upon the presentation of itemized vouchers and receipts to the reasonable satisfaction of the Company, the Company shall reimburse the Executive for travel, meals, entertainment and other expenses reasonably incurred by the Executive in the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policy as the same may be modified by the Company from time to time (provided that expense reimbursement will under no circumstances occur later than sixty (60) days after the date on which the expense is incurred).

6. TERMINATION.

(a) With or Without Cause. The Company shall be entitled to terminate this Agreement and the employment relationship established hereby with or without Cause immediately by giving written notice of termination to the Executive.

As used herein, “Cause” means any of the following circumstances:

(i) continual or deliberate neglect by the Executive in the performance of his material duties under this Agreement;

(ii) failure by the Executive to devote substantially all of his working time to the business of AACC and the Company and the subsidiaries of AACC (the “Subsidiaries”) in accordance with Section 4 hereof;

(iii) the Executive’s willful failure to follow the directives of the Board of Directors in any material respect; provided that such directives are not materially inconsistent with the terms of this Agreement;

(iv) the Executive’s engaging willfully in misconduct in connection with the performance of any of his duties hereunder which is reasonably likely to result, in the Board of Director’s good faith judgment, in material injury to the reputation of AACC, the Company or any of the Subsidiaries, including, without limitation, the misappropriation of funds;

(v) the Executive’s breach of the provisions of Section 7 of this Agreement or any other noncompetition, noninterference, nondisclosure, confidentiality or other similar agreement executed by the Executive with the Company, AACC or any of its Subsidiaries; or

(vi) the Executive’s engaging in conduct which is reasonably likely to result, in the Board of Director’s good faith judgment, in material injury to the reputation of the Company, AACC or any of its Subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude;

provided that, with respect to the events set forth in clauses (i) through (iii), the Executive shall have been given written notice of the act, omission or event constituting Cause and shall not have cured such act, omission or event within 30 days after the giving of such notice.

After the effective date of termination for Cause under this Section 6(a), the Company shall not be obligated to make any further payments to the Executive under this Agreement, except for all amounts due the Executive hereunder as of such effective date for the accrued but unpaid Regular Base Salary (which shall be paid by the end of the next payroll period following the date of termination), plus any amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Company, as in effect on the effective date of such termination.

(b) Resignation – Other than Retirement or Substantial Breach. In the event that the Executive resigns, other than upon Retirement or for Substantial Breach (as those terms are hereinafter defined), this Agreement and the employment relationship established hereby shall terminate immediately upon the receipt by the Company of notice of the Executive’s resignation. After the effective date of termination under this Section 6(b), the Company shall not be obligated to make any further payments under this Agreement, except for all amounts due the Executive hereunder as of such effective date for the accrued but unpaid Regular Base Salary (which shall be paid by the end of the next payroll period following the date of termination), plus any amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Company, as in effect on the effective date of such termination.

(c) Death, Retirement or Disability. In the event that the Executive dies, Retires (as hereinafter defined) or becomes Disabled (as hereinafter defined) during the term of this Agreement, this Agreement and the employment relationship established hereby shall terminate immediately upon the date on which the Executive dies, Retires or becomes Disabled, as the case may be. After the effective date of termination under this Section 6(c), the Company shall not be obligated to make any further payments under this Agreement, other than payment to the Executive or the Executive’s heirs, devisees, executors, administrators, legal representatives or the trustee of a revocable trust of which the Executive is the grantor, as the case may be, of (i) for all amounts due the Executive hereunder as of such effective date for the accrued but unpaid Regular Base Salary (which shall be paid by the end of the next payroll period following the date of termination), plus any amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Company, as in effect on the effective date of such termination, and (ii) the pro rata portion of the Earned Bonus, if any, due to the Executive in accordance with Section 3(b).

For purposes of this Section 6(c), “Retires” or “Retirement” shall mean the voluntary termination of employment by the Executive after the Executive attains age sixty-five (65), and “Disabled” shall mean, as of any date, the inability of the Executive to perform his essential duties hereunder without reasonable accommodation for a period of six (6) months as determined in the good faith judgment of the Board of Directors.

(d) Without Cause or Substantial Breach. In the event that (i) the Company elects to terminate the employment of the Executive without Cause, or (ii) the Executive resigns from his employment hereunder following a Substantial Breach (as defined in this Section 6(d) (such Substantial Breach having not been corrected by the Company within thirty (30) days of receipt of written notice from the Executive of the occurrence of such Substantial Breach, which notice shall specifically set forth the nature of the Substantial Breach which is the reason for such resignation)), then, in either such event in clause (i) or (ii) and regardless of the time remaining in the Initial Term or Extended Term, as the case may be, the Company shall not be obligated to make any further payments under this Agreement, except (x) for amounts due the Executive hereunder as of such effective date for the accrued but unpaid Regular Base Salary (which shall be paid by the end of the next payroll period following the date of termination), plus any amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Company, as in effect on the effective date of such termination, and (y) for the Severance Benefits as defined and provided in Section 8 hereof.

“Substantial Breach” shall mean any material breach by the Company of its obligations under this Agreement including without limitation: (i) the assignment of the Executive to a position or duties materially diminished from those normally assigned to a President and Chief Executive Officer of a business enterprise comparable to the Company and AACC; (ii) a material reduction in the Executive’s then Regular Base Salary; or (iii) a change in location at which the Executive is required to perform his duties for the Company, AACC and its Subsidiaries which is outside a 50 mile radius of Detroit, Michigan, but only if such change occurs within one (1) year after a Change in Control; provided that the term “Substantial Breach” shall not include (x) an immaterial breach by the Company of any provisions of this Agreement or (y) a termination for Cause under Section 6(a).

The Executive must notify the Company in writing of the Executive’s intention to invoke termination for “Substantial Breach” within ninety (90) days after the initial existence of such event and provide the Company with thirty (30) days for cure, or such event shall not constitute a “Substantial Breach” under this Agreement. Additionally, the Executive must terminate employment within one (1) year following the initial existence of one (1) or more of the events listed above for the termination to be considered a “Substantial Breach”. The date of resignation under this Section 6(d) shall be thirty-one (31) days after receipt by the Company of written notice of resignation; provided that the Substantial Breach specified in such notice shall not have been corrected by the Company during the preceding 30-day period. The effective date of termination of employment by the Company under this Section 6(d) and the effective date of resignation by the Executive under this Section 6(d) shall each be referred to as a “Section 6(d) Termination Date”.

(e) General. Notwithstanding anything in this Section 6 to the contrary, but subject to the consequences set forth in this Section 6, (i) the Company may terminate the Executive’s employment at any time with or without Cause, (ii) the Executive may terminate his employment at any time whether or not there has been a Substantial Breach and (iii) the Executive’s rights in any employee benefit plans offered by the Company shall be governed by the rules of such plans as well as by applicable law.

(f) Survival. Notwithstanding anything in this Section 6 to the contrary, the provisions of Sections 7 and 9 shall survive termination of this Agreement.

7. CONFIDENTIALITY AND NON COMPETITION. The Executive acknowledges that (x) the agreements and covenants contained herein are essential to protect AACC and the Company’s business and assets and (y) by virtue of his association with AACC and the Company, the Executive has access to and has obtained and will continue to have access to and obtain such knowledge, know-how, proprietary information, training and experience, which is known only to the members, officers or managers of AACC and the Company, or other employees, former employees, consultants, or others in a confidential relationship with the Company, AACC and its Subsidiaries, and there is a substantial probability that such knowledge, know-how, proprietary information, training and experience could be used to the substantial advantage of a competitor of AACC or the Company and to AACC or the Company’s substantial detriment.

(a) Covenant Not To Compete. The Executive agrees that, for the period commencing on the date of this Agreement and ending two (2) years after the effective date of the termination of the Executive’s employment with the Company (regardless of whether such effective date occurs upon the expiration of the Initial Term or the Extended Term, as the case may be, occurs pursuant to Section 6 or occurs after the expiration of the Initial Term or the Extended Term, as the case may be, due to the Executive’s continued employment with the Company outside of the terms of this Agreement) (the “Restricted Period”), the Executive shall not, in the Territory (hereinafter defined), directly or indirectly, either for himself or for, with or through any other person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit his name to be used by, any business which is engaged (1) in the business of purchasing and collecting consumer accounts receivable that have been charged off by the original creditor (“Charged Off Accounts”), (2) in financing sales of consumer product retailers or (3) any other business activity in which the Company, AACC or any of its Subsidiaries may engage during the Employment Period (a “Competitive Activity”).

For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than one (1) percent of the stock of a corporation that has a class of equity securities registered under the Securities Exchange Act of 1934), and the term “Territory” means each country in which AACC, the Company or any of their affiliates shall have conducted business during the Employment Period.

(b) Nondisclosure or Use of Confidential Information.

(i) The Executive shall not, whether during or after employment, disclose to any person or entity or use, any information not in the public domain, in any form, acquired by the Executive while he was employed or associated with AACC and the Company or, if acquired following the termination of such association, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or AACC (the “Confidential Information”). By way of illustration but not limitation, Confidential Information may include trade secrets, supplier lists regarding Charged Off Accounts , collection methods, information regarding bulk purchases of Charged Off Accounts, employee compensation arrangements, business practices, plans, policies, secret inventions, processes and compilations of information, records and specifications, as well as information related to the management policies and plans for AACC, the Company or their affiliates.

(ii) Notwithstanding the foregoing, the restrictions in subsection (b)(i) of this Section 7 are not applicable to the disclosure or use of Confidential Information in connection with the following: (A) in the course of faithfully performing the Executive’s duties as an employee of the Company; (B) with the Company’s express written consent; (C) to the extent that any such Confidential Information is in the public domain other than as a result of the Executive’s breach of any of his obligations hereunder; or (D) where required to be disclosed by court order, subpoena or other governmental process. In the event that the Executive shall be required to make disclosure pursuant to the provisions of clause (D) of the preceding sentence, the Executive promptly (but in no event more than forty-eight (48) hours after learning of such subpoena, court order, or other governmental process) shall notify the Company in writing, by personal delivery or by facsimile, confirmed by mail or by certified mail, return receipt requested.

(iii) The Executive agrees and acknowledges that all of such Confidential Information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of AACC and the Company, and the Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with his association with AACC or the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of such association.

(c) No Interference. During the Restricted Period, the Executive shall not, without the prior written approval of the Board of Directors, directly or indirectly through any other person (i) induce or attempt to induce any employee of the Company, AACC or any of its Subsidiaries to leave the employ of the Company, AACC or any of its Subsidiaries or in any way interfere with the relationship between the Company, AACC or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company, AACC or any of its Subsidiaries within twelve months after such person’s employment with the

Company, AACC or any of its Subsidiaries was terminated for any reason, (iii) induce or attempt to induce any supplier of Charged Off Accounts or other business relation of the Company, AACC or any of its Subsidiaries to cease doing business with the Company, AACC or its Subsidiaries, or in any way interfere with the relationship between any such supplier or business relation and the Company, AACC and its Subsidiaries or (iv) acquire Charged Off Accounts from any person that was a seller of Charged Off Accounts to the Company, AACC or any of its Subsidiaries during the Restricted Period.

(d) Inventions. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, or in whole or in part, during his employment (including employment prior to the date hereof) by the Company which are not generally known to the public or recognized as standard practice and which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary and (ii) arise (wholly or partly) from the efforts of the Executive during his employment with the Company (an “Invention”). The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to any such Inventions; and, whether during the Restricted Period or thereafter, the Executive shall execute and deliver to the Company such form of transfers and assignments and such other papers and documents as reasonably may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain a copyright thereon. The Company shall pay all costs incident to the execution and delivery of such transfers, assignments and other documents. Any invention by the Executive within six months following the termination of his employment hereunder shall be deemed to fall within the provisions of this Section 7(d) unless the Executive bears the burden of proof of showing that the Invention was first conceived and made following such termination.

8. SEVERANCE BENEFITS.

(a) General; Release. If the Executive’s employment with the Company is terminated pursuant to Section 6(d) hereof, the Executive shall be entitled to receive as his sole and exclusive remedy the termination benefits provided under this Section 8 regardless of the time remaining in the Initial Term or Extended Term, as the case may be (the “Severance Benefits”). Any Severance Benefits that are not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) must be paid no later than the last day of the Executive’s second tax year following the tax year in which the Executive’s separation from service occurs. As a condition of receiving the Severance Benefits, Executive agrees to sign an effective legal release (in any form the Board of Directors may require) waiving any and all claims he has or may have against the Company, AACC and their agents, employees, directors, subsidiaries, attorneys, successors, assigns, and affiliates, as of the date of his termination.

(b) Amount.

(i) Non-Change in Control. Except in the circumstances described below in subsection (ii), the Executive shall, upon a termination of employment pursuant to Section 6(d), be paid periodically, according to the Company’s payroll policy, his Regular Base Salary at the rate in effect on the Section 6(d) Termination Date for the Severance Period (as defined below); provided that, if the Executive is a “specified employee” within the meaning of Code Section 409A, on the Section 6(d) Termination Date, the sum of such amount that is paid within the first six (6) months following the Section 6(d) Termination Date shall not exceed two (2) times the lesser of:

(A) the maximum dollar amount that may be taken into account under a tax-qualified retirement plan pursuant to Code Section 401(a)(17) for the year in which the Executive was terminated (for example, during 2008: $230,000 x 2 = $460,000); or

(B) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the Executive’s taxable year prior to the taxable year in which the termination occurs (adjusted for any increase during the year that was expected to continue indefinitely if the Executive had not terminated employment).

The payments under this Section 8(b)(i) that are made during the first six (6) months following the Executive’s Section 6(d) Termination Date are intended to constitute a “separation pay plan due to involuntary termination of service” under Treasury Regulation Section 1.409A-1(b)(9)(iii). In the event the Executive’s separation pay is limited by application of this Section 8(b)(i), the Company shall make any additional true-up payments in accordance with Section 9 of this Agreement. Unless delayed under this Section 8(b)(i), any Regular Base Salary amounts due under this Section 8(b)(i) shall be paid no later than the end of the calendar year to which such salary amounts relate (determined by dividing the Executive’s annual Regular Base Salary by twelve (12)) and allocating such salary to each month following the Executive’s Section 6(d) Termination Date.

“Severance Period” shall mean the period beginning on the Section 6(d) Termination Date and continuing for a period of twenty-four (24) months, provided that, in the event the Company elects to terminate the employment of the Executive without Cause, such period will be shortened by the period of time between the date written notice is given by the Company to the Executive advising of the Company’s election to terminate the Executive without Cause and the Section 6(d) Termination Date.

(ii) Change in Control. If the Executive’s employment with the Company is terminated pursuant to Section 6(d) hereof within one (1) year after the effective date of a Change in Control (as defined below), the Executive shall, in lieu of the amount described above in subsection (i), receive the following amount payable as indicated below:

(A) An amount equal to the product of the following;

(1) two (2), multiplied by

(2) the annual amount of the Executive’s Regular Base Salary as in effect at the end of the calendar year preceding the Section 6(d) Termination Date (adjusted for any increase during the calendar year of the Section 6(d) Termination Date that had been expected to continue indefinitely).

The foregoing amount shall be due and payable in a lump sum within 60 days of the Section 6(d) Termination Date, unless subject to the 409A Suspension Period described in Section 9(a).

As used herein, “Change in Control” means the occurrence of any of the following events:

(w) the acquisition of ownership by a person, corporation or other entity, or a group acting in concert, of fifty-one percent, or more, of the outstanding common stock of AACC in a single transaction or a series of related transactions within a one-year period;

(x) a sale of all or substantially all of the assets of AACC to any person, corporation or other entity;

(y) a merger or similar transaction between AACC and another entity if shareholders of AACC do not own a majority of the voting stock of the surviving entity or any parent thereof and a majority in value of the total outstanding stock of such surviving entity or any parent thereof; or

(z) during any consecutive two-year period commencing after January 1, 2009, individuals who constituted the Board of Directors of AACC at the beginning of the period (or their approved replacements, as defined herein) cease for any reason to constitute a majority of the Board of Directors, with a new director being considered an “approved replacement” director if his or her election (or nomination for election) was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors, but in either case excluding any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors;

provided, however, that there shall not be included within the meaning of “Change in Control” any such event involving: (a) any employee benefit plan (or related trust) sponsored or maintained by AACC; or (b) any of the current shareholders of AACC as of January 1, 2009 (or any entity at any time controlled by any such shareholder or shareholders).

(B) The Executive shall also be paid an amount equal to the product of the following:

(1) two (2), multiplied by

(2) the amount of the Executive’s Bonus for the Company’s fiscal year immediately preceding the effective date of such Change in Control.

The foregoing amount shall be due and payable in a lump sum within 60 days of the Section 6(d) Termination Date, unless subject to the 409A Suspension Period, described in Section 9(a).

(iii) Certain Limitations. The Executive shall not be entitled to any further notice, severance pay, pay in lieu of notice or any compensation whatsoever, except any amounts owing under this Agreement. The Executive agrees that the foregoing notice is deemed conclusively to be reasonable notice of termination at common law and the Executive is not entitled to any additional notice or pay in lieu of notice or severance pay. The Executive acknowledges that the Company has drawn his attention to the provisions contained herein prior to executing this Agreement.

(c) Welfare Benefits and COBRA. The Company shall reimburse the Executive for his COBRA costs (to the extent applicable) for a period of eighteen (18) months following the Section 6(d) Termination Date (including dependent coverage) in any group health, vision and dental benefit plans provided by the Company, in effect immediately prior to the Section 6(d) Termination Date. Following the Section 6(d) Termination Date, the Company shall not be obligated to (i) provide disability, life or business accident insurance covering the Executive or (ii) to make contributions in respect of the Executive to any qualified retirement and pension plans or profit sharing plans for compensation paid after the Section 6(d) Termination Date. The Company will use its good faith efforts to make the payments hereunder directly to the Executive and/or to the insurance carrier / employee benefit provider, as the case may be, in such a manner as will maximize the tax efficiencies for both the Company and the Executive.

9. TAXES; CERTAIN DEDUCTIONS AND LIMITATIONS.

(a) Taxes. The benefits provided hereunder are intended to be exempt from, or comply with, Code Section 409A. Notwithstanding the foregoing, except as otherwise specifically provided elsewhere in this Agreement or herein, the Executive is solely responsible for the satisfaction of any taxes that may arise pursuant to this Agreement (including taxes arising under Code Section 409A regarding deferred compensation, and Code Section 4999 regarding golden parachute excise taxes). The Company shall not have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold the Executive harmless from any or all of such taxes.

If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts shall not commence until the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of the Executive’s separation from service, the Executive is a

“specified employee” (within the meaning of Code Section 409A), any benefit to which Code Section 409A additional taxes could be assessed on account of his separation from service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after the Executive’s separation from service (the “409A Suspension Period”) to the extent such delay may reasonably be expected to avoid Code Section 409A additional taxes. Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay. The Company shall have the sole discretion to interpret the requirements of the Code, including Code Section 409A, for purposes of this Agreement.

Notwithstanding any other provisions of this Agreement, the parties hereto agree to take all actions (including adopting amendments to this Agreement) as are required to comply with or minimize any potential interest charges and/or additional taxes as may be imposed under Code Section 409A with respect to any payment or benefit due the Executive under this Agreement (including a delay in some or all payments until the seventh month after the Executive’s employment termination).

(b) Deductions and Withholding. The Executive agrees that the Company shall be entitled to deduct and withhold from any compensation payable to the Executive under this Agreement (i) any taxes in respect of the Executive that the Company is required to deduct and withhold under federal, state or local law whether arising from compensation hereunder or otherwise and (ii) any other amounts lawfully due from the Executive as determined in good faith by the Company and/or the Board of Directors. In the event that the Executive is no longer employed by the Company at a time when the Company otherwise would be entitled to deduct and withhold any amount pursuant to the preceding sentence, the Executive shall remit such amount to the Company within five days after the receipt of notice from the Company specifying such amount or otherwise in accordance with the Executive’s obligations with respect thereto.

(c) Clawback – For Cause Matters. If, within 90 days after a Section 6(d) Termination Date, the Board of Directors becomes aware of facts that, if known during the Executive’s employment, it reasonably believes would have justified termination for Cause, the Company may refrain from paying any unpaid amounts due with respect to the Earned Bonus or Severance Benefits or require the Executive to promptly (but in no event less than 90 days after notice to the Executive of such determination by the Board of Directors) repay any previously paid amounts related thereto.

(d) Clawback – Substantial Decline in Stock Price. Notwithstanding the provisions of Section 8, any payments under Section 8(b)(i) and (ii) will be capped at one times the Regular Base Salary at the rate in effect on the Section 6(d) Termination Date if (i) at any time during the period beginning on Section 6(d) Termination Date and ending six months thereafter, the rolling 30-day average closing price for the common stock of AACC is lower than 10% of the closing price for the common stock on the first (1st) trading day after January 1, 2009 (i.e., 90% shareholder value lost), after taking into account any intervening adjustments to the common stock (such as stock splits) in the same manner as provided for option adjustments under the Company’s 2004 Stock

Incentive Plan, as amended, and (ii) the Board of Directors, acting reasonably and in good faith, determines that such decline in the closing price of the common stock was materially attributable to the action or inaction of the Executive during the Employment Period.

(e) Certain Limitations – Parachute Payments. The benefit limitations of this Section 9(e) shall be applicable in the event the Executive receives any benefits under this Agreement which are deemed to constitute parachute payments under Code Section 280G. In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment, or (ii) the after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the Executive under this Agreement (or on any other benefits to which the Executive may be entitled in connection with any change in control or ownership of AACC or the subsequent termination of the Executive’s employment with the Company) under Code Section 4999. Should a reduction in benefits be required to satisfy the benefit limit of this Section 9(e), then the payment of the Severance Benefits shall accordingly be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then any obligation of AACC or the Company to make payments under any other employee benefit plans shall be reduced to the extent necessary to eliminate such excess.

10. INJUNCTIVE RELIEF. Without intending to limit the remedies available to AACC and the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to AACC, the Company or their affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, AACC and the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required to specifically enforce any of the covenants in Section 7 hereof. The Executive hereby agrees and consents that such injunctive relief may be sought in any state or federal court of record in Michigan, or in the state in which such violation may occur, or in any other court having jurisdiction, at the election of AACC or the Company.

11. EXTENSION OF RESTRICTED PERIODS. In addition to the remedies AACC and the Company may seek and obtain pursuant to Section 10 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.

12. SUCCESSORS; BINDING AGREEMENT. This Agreement is personal to the Executive and, without the prior written consent of the Board of Directors, shall not be assignable by the Executive otherwise than by will, the laws of descent and distribution or the terms of a revocable trust of which the Executive is the grantor. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13. WAIVER AND MODIFICATION. Any waiver, alteration or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided that any such waiver, alteration or modification is consented to on the Company’s behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

14. SEVERABILITY. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15. SUBMISSION TO JURISDICTION; VENUE.

(a) WITH THE EXCEPTION OF THE RIGHTS OF AACC AND THE COMPANY UNDER SECTION 10 OF THIS AGREEMENT, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF MICHIGAN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN SITTING IN DETROIT, MICHIGAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACCEPTS FOR HIMSELF OR ITSELF AND IN RESPECT OF HIS OR ITS PROPERTY GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT HIS OR ITS ADDRESS AS PROVIDED IN SECTION 18 HEREOF. NOTHING IN THIS PARAGRAPH (a) SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS IN ANY OTHER JURISDICTION.

(b) WITH THE EXCEPTION OF THE RIGHTS OF AACC AND THE COMPANY UNDER SECTION 10 OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN PARAGRAPH (a) OF THIS SECTION 15 AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF THE PARTIES TO THIS AGREEMENT AGREES THAT, AT THE TIME OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY, EACH OF THE PARTIES WILL EXECUTE SUCH INSTRUMENTS AND OTHER DOCUMENTS AS MAY BE NECESSARY TO CONSENT TO AND WAIVE ANY OBJECTION TO VENUE AND JURISDICTION IN THE COURTS IDENTIFIED IN SUBSECTIONS (a) AND (b) ABOVE.

16. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

17. BLUE PENCILLING. In the event that, notwithstanding the first sentence of Section 14 hereof, any of the provisions of Section 7 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

18. NOTICES. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (a) delivered personally or by documented courier or delivery service, (b) transmitted by facsimile or (c) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

In the case of the Company:

Asset Acceptance, LLC

28405 Van Dyke Avenue

Warren, Michigan 48093

Attention: Chairman, Compensation Committee

Facsimile No.: 586-446-7832

with a copy (which will not constitute notice) to:

Asset Acceptance, LLC

28405 Van Dyke Avenue

Warren, Michigan 48093

Attention: Edwin L. Herbert, Esq.

Vice President and General Counsel

Facsimile No.: 586-446-7832

In the case of the Executive:

Rion B. Needs

xxxx, xxxxxxxxxx xxxx.

xxxxxxx, xxxxxxxx, xxxxxxxx, xxxxx

Notice pursuant hereto shall be deemed given (i) if delivered personally, when so delivered, (ii) if given by facsimile, when transmitted to the facsimile number set forth above, when so transmitted if transmitted during normal business hours at the location to which it is transmitted or upon the opening of business on the next Business Day if transmitted other than during normal business hours at the location to which it is transmitted and (iii) if given by mail, on the third business day following the day on which it was posted.

19. CAPTIONS AND PARAGRAPH HEADINGS. Captions and section headings herein are for convenience only, are not a part hereof and shall not be used in construing this Agreement.

20. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive, and supersedes all prior agreements and understandings between the parties, including, without limitation, the Initial Employment Agreement.

21. COUNTERPARTS. This Agreement may be executed in counterparts, including by facsimile transmission or electronic signature as permitted by applicable Law, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22. ACKNOWLEDGMENT AND INDEPENDENT LEGAL ADVICE. The Executive acknowledges that (a) he has read and understands this Agreement and that the Company has advised him that the foregoing alters and supersedes his common law rights, and (b) neither his execution of this Agreement nor his performance of services pursuant to this Agreement will violate any prior or existing employment agreement, non-competition agreement, or similar agreement to which the Executive is or ever has been a party. The Executive acknowledges that the Company has advised him to seek legal advice prior to executing this Agreement.

23. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

[Signatures on next page]

WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASSET ACCEPTANCE, LLC

By:	/s/ MARK A. REDMAN
MARK A. REDMAN
Its:	Senior Vice President-Chief Financial Officer

/s/ RION B. NEEDS
RION B. NEEDS

SCHEDULE 1

Equity Awards for 2009, 2010, 2011 and 2012

In 2009, a mix of (1) stock options vesting in 25% annual increments over a four-year period, (2) performance-based restricted stock units, or (3) other types of equity awards, together having a total value equal to not less than 250,000 Option Equivalents (as defined below) to purchase shares of Company stock in 2009, the Compensation Committee to determine the allocation among stock options, performance-based restricted stock units or other types of equity awards having a total value equal to not less than 250,000 Option Equivalents to purchase shares of Company stock, in amounts consistent with awards made by the Compensation Committee to other executive officers of the Company.

As used herein, one (1) “Option Equivalent” means a time-vested option to acquire one (1) share of common stock of AACC or such other equity award deemed from time to time by the Compensation Committee to have an equivalent value of a time-vested option to acquire one (1) share of common stock of AACC.

In each of the three years following 2009 (being 2010, 2011 and 2012), a mix of (1) stock options vesting in 25% annual increments over a four-year period, (2) performance-based restricted stock units, or (3) other types of equity awards, together having a total value equal to not less than 62,500 Option Equivalents to purchase shares of Company stock in each of the years 2010, 2011 and 2012, the Compensation Committee to determine the allocation among stock options, performance-based restricted stock units or other types of equity awards having a total value equal to not less than 62,500 Option Equivalents to purchase shares of Company stock, in amounts consistent with awards made by the Compensation Committee to other executive officers of the Company.

The terms and conditions of any executed award agreement for stock options or restricted stock or restricted stock units will be deemed to supersede and to automatically satisfy all terms of this Schedule 1 for the granting of equity awards pursuant to Section 3(e) of the foregoing Agreement.

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